Exhibit 4.8

Form of

Amended and Restated

VCOC Investors’ Rights Agreement

Apax US VII, L.P.; and

Apax Europe VII-A, L.P.; and

Apax Europe VII-B, L.P.; and

Apax Europe VII-1, L.P.; and

Apax WW Nominees Ltd.; and

Ben Holding S.à r.l.; and

Bankrate, Inc.

[—], 2011

THIS AGREEMENT is made on [—], 2011

BETWEEN:

1.	Apax US VII, L.P., (“U.S. VII”)

2.	Apax Europe VII-A, L.P. (“Europe VII-A,” and, together with U.S. VII, the “Apax VCOC Partnerships”)

3.	Apax Europe VII-B, L.P.

4.	Apax Europe VII-1, L.P. (together with Apax Europe VII-B, L.P., the “Apax Non-VCOC Partnerships”)

5.	Apax WW Nominees Ltd.

6.	Ben Holding S.à r.l. (“Luxco”)

7.	Bankrate, Inc. (the “Company”)

RECITALS

A.	The Apax VCOC Partnerships and the Apax Non-VCOC Partnerships collectively own all of the outstanding capital stock of[, and other financial instruments issued by,] Luxco.

B.	Luxco currently owns approximately [—] percent ([—]%) of the outstanding capital stock of the Company.

C.	The Company intends to undertake an initial public offering (“IPO”) of shares of common stock of the Company under which the Company, Luxco and certain other stockholders are offering shares of common stock of the Company to the public.

D.	The Company, Luxco and certain other stockholders of the Company have entered into a Fourth Amended and Restated Stockholders Agreement dated as of even date herewith (the “Stockholders Agreement”) which, among other things, provides that, subject to the terms and conditions therein, Luxco and certain of its transferees (the “Apax Holders”) have certain nomination rights with respect to the board of directors of the Company.

E.	Certain entities that are limited partners in Apax VCOC Partnerships are subject to the US Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

F.	The Apax VCOC Partnerships intend that each of their direct and indirect investments in Luxco and the Company be treated as a “venture capital investment” for purposes of ERISA, which requires that Apax VCOC Partnerships must obtain by contract certain direct rights qualifying as “management rights” (within the meaning of ERISA) with re-spect to Luxco and the Company.

G.	Each Apax VCOC Partnership intends to be treated as a venture capital operating company (“VCOC”) for purposes of ERISA.

H.	The parties to this Agreement intend that the Apax VCOC Partnerships receive rights qualifying as “management rights” (within the meaning of ERISA) from Luxco and the Company (which rights shall be exercised by the Apax VCOC Partnerships solely for their own benefit) so that each investment in Luxco and the Company may qualify as a “venture capital investment” for purposes of ERISA.

IT IS AGREED as follows:

1.	RIGHT TO APPOINT DIRECTORS OF LUXCO AND THE COMPANY

1.1	It is intended that so long as an Apax VCOC Partnership shall own any capital stock or other securities of Luxco, whether directly or through one (1) or more nominees or holding companies, such Apax VCOC Partnership shall be entitled to appoint (and remove and replace) one (1) manager of Luxco, which manager shall be known as a “Nominated VCOC Director.” In order to effect this intention and without limitation or prejudice of any of the rights provided to the Apax Holders under the Stockholders Agreement, so long as an Apax VCOC Partnership shall own any capital stock, or other securities of Luxco, whether directly or through one (1) or more nominees or holding companies, such Apax VCOC Partnership shall be entitled to propose to the shareholders meeting of Luxco, either directly or through any nominee or holding company, two (2) candidates, for the appointment and/or removal as a manager of Luxco. The parties hereto agree to vote to appoint (or remove as the case may be) the Nominated VCOC Director identified by such Apax VCOC Partnership.

1.2	So long as the Apax Holders collectively have the right under the Stockholders Agreement to nominate two or more candidates for election to the board of directors of the Company, each Apax VCOC Partnership that owns any stock, note or other securities of the Company, whether directly or through one (1) or more nominees or holding companies shall be entitled to designate and remove and replace one (1) of the Apax Holders’ non-executive nominees for election to the board of directors of the Company under the Stockholder Agreement, which nominees designated by an Apax VCOC Partnership shall each be known as a “Company Nominated VCOC Director.” So long as the Apax Holders collectively have the right under the Stockholders Agreement to nominate one (1) and not more than one (1) candidate for election to the board of directors of the Company, U.S. VII shall be entitled to designate and remove and replace the Apax Holders’ non-executive nominee for election to the board of directors of the Company under the Stockholder Agreement, unless the Apax VCOC Partnerships agree in writing amongst themselves that Europe VII-A shall have such right instead of U.S. VII.

1.3	Nathan Lane shall be U.S. VII’s initial Nominated VCOC Director, and Isabelle Probstel shall be Europe VII-A’s initial Nominated VCOC Director.

1.4	U.S. VII initially shall nominate Mitch Truwit to be its Company Nominated VCOC Director, and Europe VII-A initially shall nominate Christian Stahl to be its Company Nominated VCOC Director.

2.	DIRECTORS’ ENTITLEMENT TO BE APPOINTED TO COMMITTEES OF THE BOARDS

2.1	Each Nominated VCOC Director shall be entitled (at the direction of the Apax VCOC Partnership appointing such Nominated VCOC Director), to serve on all committees and subcommittees of the board of directors of Luxco.

2.2	To the extent permitted by applicable law and securities exchange listing requirements, (a) so long as the Apax Holders collectively have the right under the Stockholders Agreement to have two (2) or more of their elected nominees serve on any committee or subcommittee of the board of directors of the Company, each Company Nominated VCOC Director, if elected, shall be entitled (at the direction of the Apax VCOC Partnership designating such Company Nominated VCOC Director) to serve on such committee or subcommittee as the Apax Holders’ designees to such committee or subcommittee under the Stockholders Agreement; and (b) so long as the Apax Holders collectively have the right under the Stockholders Agreement to nominate one (1) and not more than one (1) of their elected nominees to serve on any committee or subcommittee of the board of directors of the Company, the Company Nominated VCOC Director designated by U.S. VII, if elected, shall have the right to serve on such committee or subcommittee as the Apax Holders’ designee to such committee or subcommittee under the Stockholders Agreement, unless the Apax VCOC Partnerships agree in writing amongst themselves that Europe VII-A shall have such right instead of U.S. VII.

3.	OTHER VCOC INVESTOR RIGHTS

3.1	For so long as an Apax VCOC Partnership owns any capital stock or other securities of Luxco or the Company, as the case may be, such Apax VCOC Partnership shall have the right from time to time by memorandum in writing to the directors of Luxco and the Company (as appropriate) to appoint (and replace if it so determines) an observer to the board of directors of Luxco and the Company, as applicable, to attend all meetings of the board of directors of such company and all committees thereof. Such observer shall be entitled to see all documents considered at such meetings, to receive copies thereof, and to speak but not to vote at such meetings.

3.2

For so long as an Apax VCOC Partnership owns any capital stock or other securities of Luxco or the Company, as the case may be, such Apax VCOC Partnership shall have the right to receive (i) annually (as soon as available but within ninety (90) calendar days after the end of each Fiscal Year) consolidated statements of income and cash flows of Luxco, the Company and each of their respective subsidiaries for each such fiscal year, and consolidated balance sheets of Luxco, the Company and each of their respective subsidiaries as of the end of each such fiscal year, all prepared in accordance with applicable generally accepted accounting principles; (ii) quarterly (as soon as available but in any event within forty five (45) days after the end of such quarter) consolidated statements of income and cash flows of Luxco, the Company and each of their respective subsidiaries for each calendar quarter, and consolidated balance sheets of Luxco, the Company and each of their respective subsidiaries as of the end of each such calendar quarter, all prepared in accordance with applicable generally accepted accounting principles; (iii) any reports which Luxco, the Company or any of their respective subsidiaries is required to prepare by law or under the terms of any loan agreement; and (iv) any such financial or other information of Luxco, the Company and each of their respective subsidiaries as such Apax VCOC Partnership may reasonably request.

3.3	Each Apax VCOC Partnership shall be entitled, upon reasonable notice and during normal business hours and at such other times as such Apax VCOC Partnership may reasonably request, to (i) visit and inspect (with respect to the Company not more often than quarterly) any of the properties of Luxco, the Company and each of their respective subsidiaries, (ii) examine any, books and records and make copies thereof or extracts therefrom of Luxco, the Company and each of their respective subsidiaries, (iii) participate in various ordinary course business and reporting related conference calls and meetings with management of Luxco and the Company; and (iv) meet on a regular basis with the directors, officers, key employees and independent accountants of Luxco, the Company and each of their respective subsidiaries from time to time and upon reasonable notice to such company for the purpose of consulting with, rendering recommendations to the management of such company or obtaining information regarding their operations, activities and prospects and expressing its views thereon. Each such company shall consider in good faith the recommendations of the Apax VCOC Partnership in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by such company and its management.

4.	CERTAIN AMENDMENTS

4.1	If United States counsel for an Apax VCOC Partnership reasonably concludes in writing addressed to Apax Partners Europe Managers Limited (“APEM”), Apax Partners, L.P. (“AP”) or an Apax VCOC Partnership that the rights granted in this Agreement should be altered in order to preserve the qualification of each investment by each Apax VCOC Partnership in stock, preferred equity certificates, notes or other securities of Luxco and/or the Company as a venture capital investment for purposes of ERISA, the qualification of an Apax VCOC Partnership as a VCOC or otherwise to ensure that the assets of that Apax VCOC Partnership are not considered “plan assets” for the purposes of ERISA, the parties agree to amend this Agreement to effect any such alteration, so long as such change will not have any material adverse effect on Luxco or the Apax Non-VCOC Partnerships or any adverse effect on the Company or its stockholders.

5.	UNDERTAKINGS

5.1	Each of the parties to this Agreement undertakes to the others that it will exercise the rights attaching to its shares or other securities in Luxco or the Company and/or any holding company(ies) to procure so far as by the exercise of such rights it can to procure the matters set out in this Agreement, including, without limitation, the appointment of the Nominated VCOC Directors and the Company Nominated VCOC Directors.

5.2	Each Apax VCOC Partnership agrees, and will require each designated representative of such Apax VCOC Partnership to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel, financial advisors and accountants) any confidential information provided to or learned by such party in connection with such Apax VCOC Partnership’s rights under this Agreement except to a Apax VCOC Partnership or as may otherwise be required by law or legal, judicial or regulatory process, provided that such Apax VCOC Partnership takes reasonable steps to minimize the extent of any such required disclosure. The Apax VCOC Partnerships will be responsible for any breach of these obligations.

6.	EXTENSION OF AGREEMENT

6.1	In the event that any other limited partnerships (“Additional Partnerships”) managed or advised by AP or APEM become (directly or through wholly owned entities) holders of shares or other securities in Luxco or the Company, such Additional Partnerships shall at the request of APEM, AP or the Apax VCOC Partnership become a party to this Agreement as a Apax Non-VCOC Partnership or Apax VCOC Partnership (as APEM, AP or the Apax VCOC Partnership may direct) by the execution of an agreement supplemental hereto; provided that in no event will the designation of an Additional Partnership as an Apax VCOC Partnership increase the number of Company Nominated VCOC Directors to exceed the number of persons that the Apax Holders are entitled to nominate for election to the board of directors of the Company or to have serve on any committee or subcommittee of the board of directors of the Company under the Stockholders Agreement.

7.	SEVERABILITY

7.1	All and any provision of this Agreement which after the entry into force hereof should be declared invalid or inapplicable in whole or in part for any reason whatsoever: (a) shall be severable and shall not affect the validity or applicability of this Agreement as a whole or any other clause or provision thereof (except where otherwise required by the context); and (b) shall be considered, wherever permitted by the context, to be replaced by a valid and applicable clause or provision, the content of which is similar to that of the invalid or inapplicable clause or provision.

8.	SPECIFIC PERFORMANCE

8.1	The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement may cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief or an order for specific performance by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.	GOVERNING LAW

9.1	This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery declines jurisdiction, the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

10.	DURATION AND TERMINATION

10.1	This Agreement is entered into for an indefinite duration and shall come into force on the date of signature by all the parties hereto. This Agreement shall terminate when the Apax VCOC Partnerships cease to hold any securities of each of Luxco, the Company or any of their respective subsidiaries directly or through one (1) or more entities.

IN WITNESS WHEREOF this Agreement has been executed on the date first above

APAX US VII, L.P. BY: APAX US VII GP, L.P. ITS GENERAL PARTNER BY: APAX US VII GP, LTD. ITS GENERAL PARTNER		FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII-A, L.P.

Per:
Name:
Title:
Per:		And
	Name:		Name:
	Title:		Title:

FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII-B, L.P.		FOR AND ON BEHALF OF APAX PARTNERS EUROPE MANAGERS LIMITED AS MANAGER OF APAX EUROPE VII-1, L.P.

Per:		Per:
	Name:		Name:
	Title:		Title:
And		And
	Name:		Name:
	Title:		Title:

APAX WW NOMINEES LTD.		BEN HOLDING S.À R.L.

Per:		Per:
	Name:		Name:
	Title:		Title:
And		And
	Name:		Name:
	Title:		Title:

BANKRATE, INC.

Per:
Name:
Title:
And
Name:
Title: